Exhibit 16.1

September 2, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.	U.S.A.	20549

Dear Ladies and Gentlemen,

We are the former independent auditors for Plasmatech, Inc.(the “Company”). We have read the Company’s current report on Form 8-K dated August 29, 2008 (the “Form 8-K”) and are in agreement with the disclosures regarding our firm as included in the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/s/ DMCL

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants

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